Exhibit 99.5

CONSENT OF STEVEN ADAMS

Qell Acquisition Corp (the "Company" intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the "Registration Statement") registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

August 30, 2020

	By:	/s/ Ryan Popple
	Name:	Ryan Popple